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EXHIBIT 4.1

MANAGEMENT AGREEMENT

        THIS AGREEMENT is made with effect from the 27th day of January 1998 by and between:

(1)
CELLCO FINANCE N.V., a limited liability company (Naamloze Vennootschap) incorporated and existing under the law of the Netherlands Antilles and having its registered office and principle place of business at Canacasbaaiweg 199, Curaçao, Netherlands Antilles (the "Company"); and

(2)
AMICORP N.V., a limited liability company incorporated and existing under the law of the Netherlands Antilles and having its registered office and principle place of business at Caracasbaaiweg 199, Netherlands Antilles ("Amicorp").

WHEREAS:

        The Company requested Amicorp to act as a managing director of the Company, to which request Amicorp is prepared to comply, subject to the following terms and conditions.

        IT IS HEREBY AGREED as follows:

1.
APPOINTMENT

        Amicorp shall be managing director of the Company, which appointment is hereby accepted by Amicorp, Amicorp shall have all the authority vested in a managing director under Netherlands Antilles law and the Company's articles of association, subject to such instructions and/or restrictions as laid down in the articles of association of the Company, this agreement or otherwise agreed upon in writing

2.
DUTIES AND RESPONSIBILITIES

2.1
Amicorp will be charged with the local management of the Company, which will consist of providing the registered office of the Company and the safekeeping of corporate records, including the Company's shareholders register, as required under Netherlands Antilles law.

2.2
In addition Amicorp will provide such other services as required for the day-today management of the Company with due observance to any and all legal and statutory requirements as provided for under Netherlands Antilles law and the articles of association of the Company.

2.3
Amicorp shall discharge its duties properly, diligently, faithfully and to the best of its ability, in the best interest of the Company. Amicorp will adhere to any resolutions of the company's general meeting of shareholders or the board of supervisory directors (if any), provided that Amicorp shall not be obliged to do or omit to do anything which it considers to be in conflict with the lawful interests of the Company, with the interests of Amicorp and/or the laws and regulations of the Netherlands Antilles and/or any other jurisdiction.

2.4
In connection with the proper performance of its duties, Amicorp may engage the services of accountants, auditors, lawyers or other professional service providers to obtain such advice or to provide such services as Amicorp reasonably considers necessary or desirable. The costs of such services will be for the account of the Company and will be prepaid by the Company upon request.

3.
REMUNERATION

3.1
The Company shall:

a)
Pay to Amicorp for the services indicated under article 2.1 above an annual management fee of US$ 2,500 (exclusive disbursements), payable in advance in January of each year. For the first year the management fee will he calculated pro rata from, and shall be due and payable immediately upon the effective date of this agreement.

  b)
  Pay to Amicorp for the services indicated in article 2.2 above, which services will be charged at a rate of US$ 75 per hour for administrative services and US$ 125 per hour for corporate secretarial and legal services.

  c)
  reimburse Amicorp for any and all disbursements and reasonable expenses incurred in the performance of its duties.

3.2
The fees and reimbursements indicated under (b) and (c) above will be invoiced quarterly. Amicorp is entitled, at its sole discretion, to adjust its fees for inflation purposes or for changing market circumstances.

3.3
Amicorp may cease to render any services under this agreement whenever any amounts due to it are not paid within 60 days from the relevant invoice date, notwithstanding the provisions of article 7 below.

4.
USE AND DISCLOSURE OF INFORMATION

4.1
During the term of this agreement or any time thereafter Amicorp shall not disclose any confidential information relating to the Company, except where reasonably required for the proper performance of Amicorp's duties or where required by law.

4.2
The Company and its officers (not being Amicorp), at the request of Amicorp, shall disclose to Amicorp such information concerning the Company as Amicorp considers necessary or desirable for the proper performance of its duties, including any financial information in connection with the bookkeeping of the Company.

4.3
If Amicorp is not entrusted with the bookkeeping of the Company or the preparation of the Company's financial statements, the Company will provide Amicorp with the financial statements of the Company each financial year within 8 months after the end of any such year, and will indemnify and hold Amicorp, its managing directors, officers, and employees harmless against any and all liabilities, damages fines, charges, costs and claims, including tax claims, of whatever nature, incurred or resulting from incorrect or misleading financial statements or from not providing Amicorp timely with the financial statements.

4.4
If in addition to Amicorp any other person or entity has been appointed as managing directors, attorneys-in-fact or proxy-holders of the Company, such persons and/or entities will inform Amicorp of any transaction, of whatever nature, which they will effectuate or have been effectuating on behalf of or in the name of the Company.

5.
WARRANTIES AND REPRESENTATIONS OF THE COMPANY

5.1
The Company warrants and represents that it shall:

a)
Comply with the terms and conditions of this agreement.

b)
Procure that the issued shares in the capital of the Company are fully paid-up.

c)
At all times, pay its debts as and when they fall due.

d)
Indemnify and hold Amicorp, its managing directors, officers, and employees harmless, during the term of this agreement and any time thereafter, from and against any and all claims in contract, tort or suits (whether instituted by the Company or any third party), and from and against any and all liabilities, damages, charges, fines, taxes, costs and expenses sustained, incurred or expended, directly or indirectly (including without limitation, fees, costs and expenses of attorneys, auditors and other experts engaged by Amicorp and/or its managing directors, officers, and employees), arising out or resulting by reason of acting or having acted as a managing director of the Company and, in such capacity doing or omitting any act, or in connection with any act or omission by any other managing director, attorney-in-fact or proxy-holder.

  e)
  Notify Amicorp in writing before the transfer, sale, pledge, or any other disposal of any shares in the issued capital of the Company.

  f)
  At all times comply with the general terms and conditions (the "General Conditions") of Amicorp.

6.
LIABILITY

        Amicorp shall not be liable for any damages, charges, fines, costs, taxes or expenses sustained, incurred or expended by the Company as a result of or in connection with any act or omission by Amicorp, except in the event of gross negligence or wilful misconduct by Amicorp as evidenced by a final judgment rendered by the competent courts in the Netherlands Antilles. Neither shall Amicorp incur any liability in connection with the use of E-mail communication.

7.
TERMINATION

7.1
This Agreement shall have effect from the date mentioned in the heading hereof and shall continue unless and until terminated by either party by giving the other party three months' prior written notice.

7.2
Amicorp may terminate this Agreement with immediate effect if and when the course of affairs of the Company is such that Amicorp reasonably cannot be expected to continue to act as a managing director any further, including but lot limited to the following events:

a)
The non-compliance of the Company with any of the terms and conditions of this agreement.

b)
The bankruptcy (faillissement) or the suspension of payments (surséance van betaling) of the Company.

c)
A resolution of the shareholders of the Company to wind up the Company.

d)
Any material change in the ownership of the share capital of the Company or in the composition of the board of managing directors of the Company, or any other change of control in respect of the Company, not agreed upon by Amicorp.

e)
Any breach of Amicorp's General Conditions.

7.3
Any resignation by Amicorp and Amicorp's subsequent actions or omissions will never give rise to a claim against nor lead to any liability of Amicorp in connection with any damages, charges, fines, taxes, costs or expenses incurred or sustained by the Company or any third party because of such resignation or subsequent actions or omissions. Amicorp's resignation implies that the Company will cease to have its registered address at Amicorp's offices.

7.4
Upon termination and subject to payment to Amicorp of all outstanding debts, costs, expenses and/or fees due to Amicorp. Amicorp will return to the Company or any persons designated by the Company all corporate records of the Company, which are held by Amicorp. If this agreement is terminated during the course of a calendar year, the management fee paid for that year will be returned pro rata for the full quarters remaining in such calendar year, subject to any set-off for any transfer fees and charges.

8.
NOTICES

        Except as otherwise required by law, all announcements, notices and other communications pursuant to this agreement shall be delivered to the addresses mentioned in the heading of this agreement or such other address as a part has communicated to the other parties in writing by registered mail, by courier or per facsimile.

9.
ASSIGNMENT

        None of the rights created by this Agreement can be assigned to a third party by any of the parties without the prior written consent of the other parties, notwithstanding the right of Amicorp to assign to another party any claims arising under this Agreement.

10.
GENERAL CONDITIONS

        Amicorp's General Conditions are applicable to, and are an integral part of, this agreement. If Amicorp's General Conditions deviate from the terms and conditions of this agreement, the terms and conditions of this agreement will supersede the General Conditions. The Company hereby confirms its agreement to these General Conditions.

11.
GOVERNING LAW AND JURISDICTION

        This Agreement shall be governed by and construed in accordance with the law of the Netherlands Antilles and any disputes arising hereunder or resulting herefrom shall be brought before the Court of First Instance in Curacao, Netherlands Antilles, to the exclusive jurisdiction of which the parties herewith submit, notwithstanding the right of Amicorp to institute proceedings against the Company before the competent courts of the countries in which the Company may have any assets.

For and on behalf of AMICORP N.V.	For and on behalf of CELLCO FINANCE N.V.
/s/ J. EICHHORN By: J. Eichhorn Title: Director Date:	/s/ J. EICHHORN By: J. Eichhorn Title: Director

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  EXHIBIT 4.1
MANAGEMENT AGREEMENT